EXHIBIT 99

Marine Products Corporation Reports Second Quarter 2012 Financial Results

ATLANTA, July 25, 2012 – Marine Products Corporation (NYSE: MPX) announced its unaudited results for the quarter ended June 30, 2012.  Marine Products is a leading manufacturer of fiberglass boats under two brand names: sterndrive and inboard pleasure boats by Chaparral, including H2O Sport and Fish & Ski Boats, SSi and SSX Sportboats, Sunesta Sportdecks, Xtreme Towboats, Signature Cruisers and Premiere Sport Yachts, and outboard sport fishing boats by Robalo.

For the quarter ended June 30, 2012, Marine Products generated net sales of $38,454,000, a 32.2 percent increase compared to $29,098,000 last year.  The increase in net sales was due to a 58.6 percent increase in the number of boats sold, partially offset by an 18.1 percent decrease in the average selling price per boat.  Average selling prices reflect the introduction of our value-priced Chaparral H2O and Robalo sport fishing boats, which began this model year.  Both of these products carry average selling prices which are significantly lower than our other models.  Average selling prices of our larger models increased slightly compared to the prior year due to changes in model mix, although unit sales declined compared to the prior year.

Gross profit for the quarter was $7,295,000, or 19.0 percent of net sales, compared to a gross profit of $4,907,000, or 16.9 percent of net sales, in the prior year.   The increase in gross profit in the second quarter of 2012 compared to the prior year was the result of production efficiencies from higher production volumes.

Operating profit for the quarter increased to $2,760,000 compared to $1,219,000 in the second quarter of last year due to increased net sales and gross profit, partially offset by higher selling, general and administrative expenses.  Selling, general and administrative expenses increased due to expenses that vary with sales and profitability, such as incentive compensation, sales commissions and warranty expense.

Net income for the quarter ended June 30, 2012 was $2,173,000 compared to net income of $1,229,000 in the prior year.  Diluted earnings per share for the quarter were $0.06 compared to $0.03 per share in the prior year.

Net sales for the six months ended June 30, 2012 were $76,303,000, an increase of 35.7 percent compared to the first six months of 2011.  Net income for the six-month period was $3,805,000 or $0.10 earnings per diluted share, compared to net income of $1,895,000, or $0.05 earnings per diluted share in the prior year.

2nd Quarter 2012 Earnings Press Release

Richard A. Hubbell, Marine Products’ Chief Executive Officer stated, “Overall market conditions continued to improve during the 2012 retail selling season, and Marine Products Corporation participated in this market improvement through the successful introduction of our value-priced Chaparral H2O and Robalo models.  In general, we believe that the selling conditions for our products have improved, due to moderately stronger consumer sentiment and lower fuel prices. We continue to believe that our value-priced Chaparral and Robalo models meet consumers’ desire for a high-quality product and offer a favorable introduction for the first-time buyer to our two brands. During the second quarter of 2012, our value-priced Chaparral H2O and Robalo models generated overall net sales increases, and although they carry lower average selling prices than our other models, the production efficiencies resulting from high production of these models generated profitability improvements compared to the second quarter of last year.

“At the end of the second quarter of 2012, our dealer inventory was lower than at the end of the first quarter, indicating strong dealer sales during the retail selling season. Order backlog was lower than at the end of the first quarter as well, since we continued to produce at relatively high levels in order to satisfy dealer demand.  While we are pleased with our second quarter results and the strong 2012 retail selling season, we continue to monitor the economic environment for changes in consumer confidence.  We are preparing for our annual dealer meeting during the third quarter, and are expanding the value-priced Chaparral and Robalo models for the 2013 model year, as well as other exciting new Chaparral and Robalo models which we believe will appeal to our target markets,” concluded Hubbell.

Marine Products Corporation will hold a conference call today, July 25, 2012 at 8:00 a.m. Eastern Time to discuss the results for the second quarter.  Interested parties may listen in by accessing a live webcast in the investor relations section of Marine Products’ web site at www.marineproductscorp.com.  The live conference call can also be accessed by calling (800) 310-1961 or (719) 457-2081 and using the conference ID #8459126.  A replay of the conference call will be available in the investor relations section of Marine Products’ Web site beginning approximately two hours after the call.

Marine Products Corporation (NYSE: MPX) designs, manufactures and distributes premium-branded Chaparral sterndrive and inboard pleasure boats; Premiere Sport Yachts; and Robalo sport fishing boats, and continues to diversify its product line through product innovation and is prepared to consider strategic acquisition targets.  With premium brands, a solid capital structure, and a strong independent dealer network, Marine Products Corporation is prepared to capitalize on opportunities to increase its market share and to generate superior financial performance to build long-term shareholder value.  For more information on Marine Products Corporation visit our Web site at www.marineproductscorp.com.

2nd Quarter 2012 Earnings Press Release

Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding our belief that the selling conditions for our products have improved due to moderately stronger consumer sentiment and lower fuel prices; our belief that our value-priced Chaparral and Robalo models meet consumers’ desire for a high-quality product and offer a favorable introduction for the first-time buyer to our two brands; our plans to develop and expand the value-priced Chaparral H2O and Robalo product line for the 2013 model year as well as exciting new Chaparral and Robalo models which we believe will appeal to our target markets; and that we are prepared to capitalize on opportunities to increase our market share and to generate superior financial performance to build long-term shareholder value.  These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Marine Products Corporation to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. These risks include possible decreases in the level of consumer confidence and available funds impacting discretionary spending, increased interest rates and fuel prices, weather conditions, changes in consumer preferences, deterioration in the quality of Marine Products' network of independent boat dealers or availability of financing of their inventory, and competition from other boat manufacturers and dealers. Additional discussion of factors that could cause the actual results to differ materially from management's projections, forecasts, estimates and expectations is contained in Marine Products' Form 10-K, filed with the Securities and Exchange Commission for the year ending December 31, 2011.

For information contact:

BEN M. PALMER
Chief Financial Officer
(404) 321-7910
irdept@marineproductscorp.com

JIM LANDERS
Vice President, Corporate Finance
(404) 321-2162
jlanders@marineproductscorp.com

2nd Quarter 2012 Earnings Press Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands except per share data)
Periods ended June 30, (Unaudited)	Second Quarter			Six Months
	2012	2011	% BETTER (WORSE)	2012	2011	% BETTER (WORSE)
Net Sales	$38,454	$29,098	32.2%	$76,303	$56,246	35.7%
Cost of Goods Sold	31,159	24,191	(28.8)	62,012	46,879	(32.3)
Gross Profit	7,295	4,907	48.7	14,291	9,367	52.6
Selling, General and Administrative Expenses	4,535	3,688	(23.0)	9,478	7,544	(25.6)
Operating Profit	2,760	1,219	126.4	4,813	1,823	164.0
Interest Income	253	272	(7.0)	492	508	(3.1)
Income Before Income Taxes	3,013	1,491	102.1	5,305	2,331	127.6
Income Tax Provision	840	262	(220.6)	1,500	436	(244.0)
Net Income	$2,173	$1,229	76.8%	$3,805	$1,895	100.8%

EARNINGS PER SHARE
Basic	$0.06	$0.03	100.0%	$0.10	$0.05	100.0%
Diluted	$0.06	$0.03	100.0%	$0.10	$0.05	100.0%

AVERAGE SHARES OUTSTANDING
Basic	36,668	36,394		36,649	36,340
Diluted	36,710	36,781		36,796	36,848

2nd Quarter 2012 Earnings Press Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
At June 30, (Unaudited)	(in thousands)
	2012	2011
ASSETS
Cash and cash equivalents	$3,010	$3,450
Marketable securities	6,180	13,170
Accounts receivable, net	3,166	2,930
Inventories	29,026	21,034
Income taxes receivable	-	17
Deferred income taxes	1,066	984
Prepaid expenses and other current assets	1,362	1,338
Total current assets	43,810	42,923
Property, plant and equipment, net	11,677	11,989
Goodwill	3,308	3,308
Other intangibles, net	465	465
Marketable securities	49,520	39,950
Deferred income taxes	3,017	3,146
Other assets	6,583	5,116
Total assets	$118,380	$106,897

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$5,906	$3,371
Accrued expenses and other liabilities	10,290	9,039
Total current liabilities	16,196	12,410
Long-term pension liabilities	5,814	5,504
Other long-term liabilities	459	422
Total liabilities	22,469	18,336
Common stock	3,778	3,741
Capital in excess of par value	1,276	604
Retained earnings	92,248	85,117
Accumulated other comprehensive loss	(1,391)	(901)
Total stockholders' equity	95,911	88,561
Total liabilities and stockholders' equity	$118,380	$106,897